Exhibit 99.1

NEWS RELEASE

Heartland Payment Systems Agrees on Settlement to Provide Visa Issuers up to $60M for Data Security Breach Claims

PRINCETON, NJ AND SAN FRANCISCO, CA – January 8, 2010 – Heartland Payment Systems® (NYSE: HPY), one of the nation’s largest payments processors, and Visa Inc. (NYSE: V) today announced a settlement agreement under which issuers of Visa-branded credit and debit cards will have an opportunity to obtain a recovery from Heartland with respect to losses they may have incurred from the 2008 criminal breach of Heartland’s payment system environment. Heartland will pay up to $60 million to fund the settlement program, which is subject to certain conditions, including a specified level of participation by U.S. Visa issuers. Visa will present details of the settlement to eligible issuers in the coming days.

“We believe issuers will benefit by participating in this settlement program because it offers an immediate recovery with respect to losses they may have incurred from the Heartland intrusion,” said Ellen Richey, chief enterprise risk officer, Visa Inc. “Helping financial institutions mitigate costs after a data security breach has been a long-standing component of Visa’s security strategy, along with promoting new security technologies, preventing fraud and leading efforts to secure sensitive data across the entire payment system.”

Bob Carr, Heartland’s chairman and chief executive officer, stated, “We are pleased to have reached a fair settlement agreement that helps issuers obtain a recovery with respect to losses they may have incurred from the intrusion. At Heartland, we are also committed to helping issuers – as well as all stakeholders in the payment ecosystem – mitigate future risk. We have assumed a leadership position in the development of enhanced data security and fostering the sharing of information.”

The Visa/Heartland settlement agreement is contingent upon acceptance by financial institutions representing 80 percent of the eligible issuers’ U.S. accounts that Visa considered to have been placed at risk of compromise during the Heartland intrusion. The settlement also includes mutual releases between Heartland and its sponsoring bank acquirers, on the one hand, and Visa on the other. Heartland will fund up to $59.22 million of the amounts to be made available to Visa and its issuers under the settlement program. Additionally, Visa will credit the full amount of intrusion-related fines it previously imposed and collected from Heartland’s sponsoring bank acquirers towards the $60 million maximum funding of the program. The settlement amount represents a significant recovery to Visa issuers for losses they may have suffered from the Heartland data security breach.

All U.S. card issuers who participate in the program will be eligible to receive a portion of the specified recovery. The settlement also includes recovery for international issuers of accounts Visa considered to have been placed at risk of compromise.

Participation in the settlement program supplants any other recoveries that may be available to issuers through Visa and requires accepting issuers to release Heartland, its sponsoring bank acquirers and Visa from any legal and financial liability related to the Heartland intrusion.

Visa will be notifying eligible issuers in the coming days with details about the program and how to participate, and Visa will send eligible issuers their formal offers to participate in the program on January 14, 2010. To facilitate payment, eligible issuers will have until 5:00 pm PT on January 29, 2010 to opt-in to the program before the offer expires.

# # #

About Visa Inc.: Visa is a global payments technology company that connects consumers, businesses, financial institutions and governments in more than 200 countries and territories to fast, secure and reliable digital currency. Underpinning digital currency is one of the world’s most advanced processing networks – VisaNet – that is capable of handling more than 10,000 transactions a second, with fraud protection for consumers and guaranteed payment for merchants. Visa is not a bank, and does not issue cards, extend credit or set rates and fees for consumers. Visa’s innovations, however, enable its financial institution customers to offer consumers more choices: Pay now with debit, ahead of time with prepaid or later with credit products. For more information, visit www.corporate.visa.com.

About Heartland Payment Systems: Heartland Payment Systems, Inc. (NYSE: HPY), the 5th largest payments processor in the United States, delivers credit/debit/prepaid card processing, payroll, check management and payments solutions to more than 250,000 business locations nationwide. Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, please visit HeartlandPaymentSystems.com, MerchantBillOfRights.com, CostOfABurger.com and E3secure.com.

Forward-Looking Statements: This press release contains forward-looking statements. These statements may be identified by the use of words such as “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans” or similar expressions. Such forward-looking statements include, without limitation, statements about the settlement agreement, strategy, future operations, prospects, plans and objectives of management and events or developments that Heartland and Visa expect or anticipate will occur. The forward-looking statements reflect Visa’s and Heartland’s current views and assumptions and are subject to risks and uncertainties, which may cause actual and future results and trends to differ materially from the forward-looking statements, including but not limited to the risk that all of the conditions necessary to the consummation of the settlement agreement among Visa U.S.A., Inc., Visa International Service Association, Visa Inc., Heartland Payment Systems, Inc., Heartland Bank and KeyBank National Association may not be satisfied or waived; Visa’s and Heartland’s ability to achieve their strategic objectives and the expected goals of the settlement agreement; general market conditions; the outcome of legal proceedings; uncertainties inherent in operating internationally; and the impact of law and regulations. Many of these factors are beyond either company’s ability to control or predict. Given these factors, you should not place undue reliance on the forward-looking statements.

Media Contacts:

Sandra Chu

Visa Inc.

Tel: +1 415 932 2564

E-mail: globalmedia@visa.com

Nancy Gross

Heartland Payment Systems

Tel: +1 888 798 3131 ext. 2202

E-mail: Nancy.Gross@e-hps.com

Leanne Scott Brown

Vault Communications, for Heartland Payment Systems

Tel: +1 610 455 2742 office

Tel: +1 215 290 9630 mobile

E-mail: lbrown@vaultcommunications.com